Evans Bancorp Strengthens Balance Sheet through Restructuring

•	Reduces lower margin investments; De-levers higher cost wholesale borrowing

•	Improves financial flexibility and earnings power

•	Expects future improvements in net interest income from restructuring

•	Plans $0.51 per diluted share charge in second quarter

ANGOLA, NY, June 27, 2007 – Evans Bancorp, Inc. (NASDAQ:EVBN) today announced that it is restructuring a portion of its balance sheet in order to enhance its net interest margin, net interest income, and net earnings in future periods, improve performance ratios, and grow shareholder value. The restructuring should also reduce interest rate risk and strengthen capital ratios.

The initiative includes the sale of approximately $45 million of investment securities and the expected re-pricing and roll-off of various high-cost municipal deposits. As a result of the restructuring actions, Evans Bancorp will incur net charges of approximately $1.4 million after tax, or $0.51 per diluted share, in the quarter ended June 30, 2007. The resulting net realized losses on the sale of the investment securities were previously reflected as net unrealized securities losses within “accumulated other comprehensive loss, net of tax” in the stockholders’ equity section of the balance sheet. Accordingly, total stockholders’ equity will not change as a result of these actions.

Gary Kajtoch, Senior Vice President and Treasurer, stated, “This strategic restructuring allows us to reduce our investment in lower-margin assets, while de-levering higher-cost wholesale borrowings. We expect this initiative to improve net interest income and net interest margin while simultaneously decreasing interest rate risk.

He added, “As a result of our efforts, we will free up valuable capital to provide us with added flexibility to meet our ongoing objective to earn higher returns for shareholders. Despite the continued difficult economic environment for banks, we will continue to capitalize on any further opportunities that will improve our financial position and maximize shareholder value.”

About Evans Bancorp, Inc.
Evans Bancorp, Inc., a registered financial holding company under the Bank Holding Company Act of 1956, is the parent company of Evans National Bank, a commercial bank with $497 million in assets and $380 million in deposits at March 31, 2007. The Bank has 11 branches located in Western New York. Evans National Leasing, Inc., an indirect wholly-owned subsidiary of Evans National Bank is a general business equipment leasing company with customers throughout the U.S. ENB Insurance Agency, Inc. is an indirect, wholly-owned subsidiary of Evans Bancorp and provides retail and commercial property and casualty insurance through 12 agencies in the Western New York region. ENB Associates Inc., a wholly-owned subsidiary of ENB Insurance Agency, provides non-deposit investment products such as annuities and mutual funds. More information on Evans Bancorp, Inc and Evans National Bank can be found at: www.evansbancorp.com and www.evansnationalonline.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning interest income and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, including Evans Bancorp’s success in implementing its balance sheet restructuring plan, difficulties in achieving operating efficiencies and difficulties in integrating acquired companies’ businesses. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Senior Vice President and Treasurer	Deborah K. Pawlowski, Kei Advisors LLC

Phone: (716) 926-2000 Email: gkajtoch@evansnational.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com